Exhibit 3

Registrant	Assets	Amount of Single Insured Bond
Columbia Acorn Trust	$4,858,407,472.91	$2,500,000
Columbia ETF Trust I	$3,085,216,492.29	$1,900,000
Columbia ETF Trust II	$1,469,168,082.03	$1,250,000
Columbia Funds Series Trust	$23,777,312,114.69	$2,500,000
Columbia Funds Series Trust I	$134,350,618,368.18	$2,500,000
Columbia Funds Series Trust II	$72,311,708,994.61	$2,500,000
Columbia Funds Variable Insurance Trust	$25,633,182,394.72	$2,500,000
Columbia Funds Variable Series Trust II	$94,671,427,404.03	$2,500,000
Columbia Seligman Premium Technology Growth Fund, Inc.	$526,502,308.60	$900,000
Tri-Continental Corporation	$1,927,824,649.25	$1,500,000
Wanger Advisors Trust (to be known as Columbia Funds Variable Series Trust)	$754,309,345.92	$1,000,000